EXHIBIT 8.1

June 3, 2009	Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503
Nissan Auto Lease Trust 2009-A Nissan Auto Leasing LLC II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067	Main Tel (213) 229-9500 Main Fax (213) 625-0248 www.mayerbrown.com

Re:	Nissan Auto Lease Trust 2009-A Registration Statement on Form S-3 Registration Nos. 333-147542 and 333-147542-01
Ladies and Gentlemen:
     We have acted as special tax counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the offering of $208,000,000 aggregate principal amount of the Class A-1 Asset Backed Notes, $304,000,000 aggregate principal amount of the Class A-2 Asset Backed Notes, $485,000,000 aggregate principal amount of the Class A-3 Asset Backed Notes and $85,610,000 aggregate principal amount of the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated March 26, 2009, as supplemented by the supplement to preliminary prospectus supplement, dated June 1, 2009 (the “Preliminary Prospectus Supplement”), and the base prospectus dated March 26, 2009 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder. As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2009-A, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Preliminary Prospectus.
     We hereby confirm that the statements set forth in the Base Prospectus and the Preliminary Prospectus Supplement forming part of the above captioned registration statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects.
     The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

MAYER BROWN LLP
Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
Nissan Auto Lease Trust 2009-A
June 3, 2008

     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special tax counsel for the Depositor, Nissan Motor Acceptance Corporation, a California corporation (“NMAC”) and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by the Indenture or the Trust Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Preliminary Prospectus, including this exhibit.
Respectfully submitted,
/s/ Mayer Brown LLP
Mayer Brown LLP